UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☒      Definitive Additional Materials
☐       Soliciting Material under §240.14a-12

Ashford Hospitality Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Filed by Ashford Hospitality Trust, Inc.

Pursuant to Rule 14a-6(b) under the

Securities Exchange Act of 1934

May 3, 2022

**** IMPORTANT REMINDER ****

Dear Fellow Ashford Hospitality Trust, Inc. Investors:

By now, you should have received your proxy materials for the 2022 Annual Meeting of Stockholders of Ashford Hospitality Trust, Inc., which is scheduled to be held in Nashville, Tennessee at 9:00 a.m., Central Time on May 10, 2022. You are receiving this reminder letter because your votes have not yet been received. Your vote is extremely important to us and our business, no matter how many or how few shares of common stock you may own.

****PLEASE VOTE TODAY****

The Board recommends that you vote “FOR” Proposals 1, 2, 3 and 4. We urge you to vote your common stock now, so they can be tabulated prior to the meeting.

Your vote is extremely important. PLEASE CAST YOUR VOTE TODAY. The fastest and easiest way to vote is over the Internet. Instructions on how to vote your common stock over the Internet are enclosed with this letter.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

If you have questions or need help voting your common stock, please call our proxy solicitation firm, Morrow Sodali LLC, at 1-800-662-5200.

Thank you for your investment in Ashford Hospitality Trust, Inc. and for taking the time to vote.

Sincerely,

Monty J. Bennett
Founder and Chairman of the Board

If you have already voted, please disregard this reminder.

Solicitation of Proxies; Interests of Certain Persons in the Transaction

Information regarding Proposal 1, 2, 3 and 4 is set forth in more detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 30, 2022, for the purpose of soliciting proxies from the holders of its Common Stock to approve the relevant items upon which the holders of Common Stock will be entitled to vote.

Ashford Hospitality Trust, Inc. has mailed a Proxy Statement to its common stockholders. ASHFORD HOSPITALITY TRUST, INC.’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN. Stockholders are also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s web site at www.sec.gov. Additional copies of the Proxy Statement will be available for free from the Company for the applicable stockholders of the Company.

The identity of the people who, under SEC rules, may be considered “participants in the solicitation” of Ashford Hospitality Trust, Inc. stockholders in connection with the Proxy Statement and a description of their interests, is available in an SEC filing on Schedule 14A made by Ashford Hospitality Trust, Inc. dated March 30, 2022.